Exhibit 10.1
EMULEX CORPORATION
Description of Compensation Arrangements for Certain Executive Officers
     The following is a description of the compensation arrangements for each of the Company’s named executive officers listed in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders of Emulex Corporation. The compensation for these executive officers consists of base salary and perquisites, long-term incentive compensation and annual cash bonus compensation. Effective August 22, 2007, the following are the base salaries (on an annual basis) of the Company’s named executive officers:

Name and Principal Position	New Base Salary

Paul F. Folino *	$590,527
Executive Chairman

James M. McCluney	$572,450
Chief Executive Officer and President

Michael J. Rockenbach	$339,596
Exec. V.P. and Chief Financial Officer

Marshall D. Lee	$307,204
Exec. V.P., Engineering

William F. Gill	$291,005
Exec. V.P., Worldwide Sales
* Base salary for Paul F. Folino unchanged since September 5, 2006
     The Company does not have employment agreements with any of its executive officers but has executed key employee retention agreements with each of its named executive officers and certain other officers and key employees of the Company. The Company’s agreement with Mr. Folino entitles him to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Folino because of a demotion (as defined in such agreement) within 2 years after a change in control of the Company: (i) a severance payment equal to the present value of 2 times the sum of Mr. Folino’s annual salary plus the highest annual average of any 2 of his last 3 annual bonuses; (ii) continuation for 2 years following termination of employment of his health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (iii) acceleration of his right to exercise his stock options and vesting of any restricted stock awards based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of such option exercise right and vesting of restricted stock awards in the event of termination of his employment without cause or because of a demotion (as defined in such agreement) within two years after the change in control.
     Mr. McCluney’s key employee retention agreement is substantially the same as Mr. Folino’s agreement described above. Additionally, in the event that Mr. McCluney is terminated without cause (regardless of whether a change in control has occurred), he will be entitled to severance in the amount of one year’s base salary at the rate then in effect, any deferred incentive bonuses, reimbursement of COBRA premiums, if any, for one year, and continued vesting of his stock options for one year.
     The above descriptions are qualified in their entirety by the forms of Key Employee Retention Agreements for Mr. Folino and Mr. McCluney which are incorporated herein by reference to Exhibits 10.2 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed on September 6, 2006.
     The Company also has entered into similar agreements with each of the other named executive officers which provide for benefits similar to those described above, except that the severance payment is equal to the present value of one times the sum of the employee’s annual salary plus the highest annual average of any 2 of the employee’s last 3 annual bonuses; and continuation following termination of employment of the employee’s health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by the employee from another employer) is limited to one year. The form of key employee retention agreement for each of the other named executive officers is filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006.
     Additionally, the Company’s executive officers are entitled to participate in health and welfare and retirement plans, perquisite, fringe benefit and other arrangements generally available to other salaried employees. In addition, each officer is entitled to participate in the Emulex Corporation Retirement Savings Plan, and receives group term life insurance premiums and health care reimbursement paid with respect to the named executive.
     The Company’s executive officers are eligible for annual performance-based cash bonuses under the Company’s Executive Bonus Plan. The Bonus Plan is intended to provide incentives to executive officers and other participants in the form of quarterly cash bonus payments based on Company performance against net revenue and net operating income targets established periodically and, in certain circumstances, other specified business goals. Actual goals for measurement purposes are the Company’s fiscal annual operating plan that is approved by the Board of Directors. In addition, a discretionary bonus for recognition of extraordinary contributions to the success of the company may be recommended by the Chairman or Chief Executive Officer. All bonus recommendations are subject to the approval of the Compensation Committee. Each executive officer of the Company has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. The quarterly target award opportunity for the executives range from 35% to 90% of quarterly base salary (the “target award percentage”). Each participant’s quarterly bonus is weighted based upon achieving a combination of corporate performance goals. For example, 45% of an executive officer’s bonus may be based upon achievement of net revenue performance goals with the remaining 55% of the bonus based on achievement of net operating income performance. Targeted quarterly bonuses are further adjusted by application of an accelerator formula pursuant to which bonuses are increased to reward for over-achievement of targets and decreased to minimize bonus payments for performance below targeted levels. For example, if quarterly net revenue is 10% more than targeted net revenue, the bonus attributable to achievement of net revenue targets for such quarter will be between 15 and 20% above the targeted bonus amount. Similarly, if quarterly revenue is 10% less than targeted net revenue, the bonus attributable to achievement of net revenue targets for such quarter will be decreased by 15% to 20% percent from the targeted bonus amount. Net revenue and net operating income bonuses are treated separately regardless of the award formula. However, no net revenue bonus or net operating income bonus will be paid for a given quarter unless at least 80% of the corresponding net revenue or net operating income goal, as the case may be, is achieved. In addition, no bonus payout of any kind shall be made if net operating income is less than 50% of the applicable net operating income goal. A participant must be an employee for the entire quarter to be eligible for a quarterly bonus. Quarterly bonuses are generally paid 30 days following the end of each quarter. Award formulas under the Bonus Plan are established for a fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The foregoing description is qualified in its entirety by the Executive Bonus Plan which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 6, 2006.
     Long term incentives are provided to the named executives in accordance with the Company’s 2005 Equity Incentive Plan which is attached as Appendix B to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on November 30, 2006. In addition, the Company’s executive officers have previously received options pursuant to option or other equity plans maintained by the Company prior to the adoption of the 2005 Equity Incentive Plan in 2005.